Exhibit 10.45

FIRST AMENDMENT TO SUBLEASE

This Amendment to the Sublease is entered into as of July 15, 1998, by and between CALAMAR ENTERPRISES, INC., on behalf of a Limited Liability Company to be formed, (the “Landlord”), and SILIPOS INC., a Delaware corporation having an address at 366 Madison Avenue, Suite 1616, New York, New York 10017 (the “Tenant”).

RECITALS

WHEREAS, the Landlord and Tenant entered into a Sublease as of May 21, 1998; and

WHEREAS, the Landlord is financing the premises as defined in the Sublease with inter alia the Niagara County Industrial Development Agency (the “Project”); and

WHEREAS, the Niagara County Industrial Development Agency requires certain reporting to it; and

WHEREAS, the Landlord and the Tenant desire to set forth the terms of this First Amendment to the Lease to conform with the reporting requirements;

NOW, THEREFORE, in consideration of the mutual covenants herein set forth, the Landlord and the Tenant do hereby agree to the terms and conditions set forth in this lease.

1.                                       Article 13 is amended by adding the following as an additional paragraph to Section 13.13:

“Tenant shall in addition comply with and provide information as required, to the extent applicable, by
Sections 2.2(J), 8.11, 8.12 and Exhibit F of the Lease between the Niagara County Industrial Development Agency and the Landlord”, copies of which Sections and Exhibit F are attached hereto and incorporated herein by reference.

2.                                       Except as above provided all the terms and provisions of the lease entered into as of May 21, 1998 remain in full force and affect.

LANDLORD:
CALAMAR ENTERPRISES, INC. on behalf of a Limited Liability Company to be formed

by:	/s/ Kenneth M. Franasiak
Kenneth M. Franasiak President

TENANT:
SILIPOS INC.

by:	/s/ Joel E. Bickell
Joel E. Bickell Chairman/CEO

SECOND AMENDMENT TO SUBLEASE

This Amendment to the Sublease is entered into as of March 1, 1999, by and between WILLIAMS ROAD HOLDINGS, LLC (the “Landlord”), and SILIPOS  INC., a Delaware corporation having an address at 366 Madison Avenue, Suite 1616, New York, New York 10017 (the “Tenant”).

RECITALS

WHEREAS, CALAMAR ENTERPRISES, INC., on behalf of a Limited Liability Company to be formed and the Tenant entered into a Sublease as of May 21, 1998 and a First Amendment to the Sublease on July 15, 1998 (collectively, the “Sublease”); and

WHEREAS, the Landlord is the Limited Liability Company which was so formed and is now the Landlord designated in the Sublease; and

WHEREAS, the Landlord is about to obtain a loan (the “NCDC Loan”) from the Niagara County Development Corporation (“NCDC”) and a loan from the New York Job Development Authority (“JDA”) through NCDC (the “JDA Loan”) in connection with the construction of the Premises (the “Project”); and

WHEREAS, the agreements evidencing such financing require the Landlord to comply or cause the occupant of the Premises to comply with certain covenants and reporting requirements regarding the use and occupancy of and employment at the Premises; and

WHEREAS, the Landlord and Tenant desire to amend the Sublease to ensure compliance by the Tenant with any such applicable covenants and reporting requirements.

NOW, THEREFORE, in consideration of the mutual covenants herein set forth, the Landlord and the Tenant do hereby agree to the terms and conditions set forth in this Amendment to Sublease.

1.                                       Article 13 of the Sublease is hereby further amended by adding the following as additional paragraphs to Section 13.13:

“In addition to the foregoing, Tenant shall comply with and provide information to NCDC or JDA, as applicable, the Landlord (for the purpose of enabling Landlord to provide such information to NCDC and JDA as may be required by NCDC and JDA) in connection with the NCDC Loan and the JDA Loan, to the extent applicable to Tenant and for so long as the NCDC Loan and/or JDA Loan remains outstanding, as follows:

NCDC Loan:

(a)                                  Tenant shall make good faith efforts to achieve the project job goals (both for total jobs as well as low and moderate income jobs) as such goals are established in the Employment Schedule provided by Tenant to Landlord as part of the Landlord’s application to NCDC for the NCDC Loan, and Tenant shall make good faith efforts to give preference to persons residing with the limits of the County of Niagara when filling employment vacancies or hiring new employees, in accordance with NCDC’s established policies to promote development of business within the County of Niagara and to increase employment opportunities for Niagara County residents.

(b)                                 Tenant shall:

(i)                                     Keep proper records, which records shall be on a form provided by NCDC, shall be certified by Tenant and shall include, without limitation, data on the residency, gross family income if provided by job applicant, and position applied for, of all applicants for employment, whether or not hired for that employment.  Tenant understands that such employment data is necessary to enable NCDC to comply with the reporting requirements in connection with the use of Federal funds.

(ii)                                  Furnish to NCDC by April 30th of each year during the term of the Sublease or until the NCDC Loan is paid in full, if sooner, an employee data report which report shall be on a form provided by NCDC, shall be certified by Tenant and shall include, without limitation, data on the residency, income if provided by job applicant, skill lovel and permanent or temporary employment status of Tenant’s employees by gender and further identified as members of a minority or non-minority group.  Tenant understands that such employment data is necessary to enable NCDC to comply with the reporting requirements in connection with the use of Federal funds.  Each such report shall be kept confidential by NCDC and shall only be disclosed to the United States Department of Housing and Urban Development (“HUD”), to the County of Niagara or as otherwise required by law.

(c)                                  Tenant shall (i) conduct, and will cause each subsidiary to conduct, their respective operations in compliance with the applicable provisions of all federal, state or local laws, ordinances, rules, regulations and orders applicable to Tenant’s operations at the Premises; and (ii) promptly notify NCDC in writing if Tenant or any subsidiary receives any notice or request for information from any governmental agency, other entity or person, or if Tenant or any subsidiary provides any notice or information to any such agency, entity or person, concerning the presence or  release of hazardous substances, wastes or other materials (as such terms are defined by any applicable federal, state or local law) within, on, from, related to, or affecting, the Premises.

(d)                                 Upon the written request of NCDC and subject to NCDC’s compliance with all applicable laws, ordinances, rules and regulations, the NCDC may, at its own expense, erect a free standing sign on the Premises (but not on the building) for a period of up to ninety (90) days, which sign shall be satisfactory to NCDC and to Tenant and may recite, among other things, that NCDC is providing financing for a portion of the Project.

(e)                                  During the term of the Sublease or until payment of the NCDC Loan, if sooner, Tenant agrees as follows:

2

(i)                                     Tenant will not discriminate against any employee or applicant for employment because of race, color, religion, sex or national origin.  Tenant will take affirmative action, to the extent required by applicable laws, to ensure that applicants for employment are employed and that employees are treated during employment, without regard to their race, color, religion, sex or national origin.  Such action shall include, but not be limited to, the following: employment; termination; rates of pay or other forms of compensation; and selection for training, including apprenticeship.  Tenant agrees to post in conspicuous places, available to employees and applicants for employment, notices to be provided by NCDC setting forth the provisions of this nondiscrimination clause.

(ii)                                  Tenant will, in all solicitations or advertisements for employees placed by or on behalf of Tenant, state that all qualified applicants will receive consideration for employment without regard to race, color, religion, sex or national origin.

(iii)                               Tenant will comply with all applicable provisions of Executive Order 11246 of September 24, 1965 and of the rules, regulations and relevant orders of the Secretary of Labor.

(iv)                              Tenant will furnish all information and reports required by Executive Order 11246 of September 24, 1965 and by the rules, regulations and orders of the Secretary of Labor, or pursuant thereto, and will permit access to its books, records and accounts by the Department and Secretary of Labor for purpose of investigation to ascertain compliance with such rules, regulations and orders.

(v)                                 Tenant will include the provisions of Subparagraphs (e)(i) through (e)(v) in every subcontract, purchase order or loan agreement unless exempted by rules, regulations or orders of the Secretary of Labor issued pursuant to Section 204 of Executive Order 11246 of September 24, 1965 so that such provisions will be binding upon each subcontractor, vendor or borrower.  Tenant will take such action with respect to any subcontractor, vendor or borrower as a result of such direction by the Department, and Tenant may request the United States to enter into such litigation to protect the interest of the United States.

(vi)                              Tenant will comply with all the applicable requirements of Section 114 of the Clean Air Act, as amended (42 USC 1857C-8), and Section 308 of the Federal Water Pollution Control Act, as amended (33 USC 1318), relating to inspection, monitoring, entry, reports and information, as well as all other requirements specified in said Section 114 and Section 308, and all regulations and guidelines issued thereunder.

JDA Loan:

(a)                                  Tenant shall permit JDA to have access to, and examine at all reasonable times during normal business hours upon reasonable prior notice, its properties, minute books,

3

books of account and financial records, and other corporate records for the sole purpose of determining compliance with the provisions hereof applicable to JDA.

(b)                                 Tenant shall, upon request of Landlord or JDA, furnish to JDA within one hundred twenty (120) days after the closing of its fiscal year:

(i)                                     financial statements fairly presenting the results of its operations for such fiscal year prepare by an independent certified public accountant, and

(ii)                                  a certificate of its president or one of its vice presidents or other authorized person stating that a review of its activities during such fiscal year has been made under the supervision of such president or vice president or other authorized person with a view to determining whether or not it has fulfilled its obligations under this Second Amendment to Sublease applicable to the JDA Loan, the provisions of the JDA Statute as may be applicable to the Tenant, and the rules and regulations of JDA as may be applicable to the Tenant, and that to the best of his/her knowledge and belief, it has fulfilled all such obligations, or specifying all defaults of which he/she has knowledge.

(c)                                  Tenant shall comply with all applicable Federal and State legal requirements pertaining to non-discrimination and equal opportunity in hiring and operational practices, and with the Non-Discrimination and Affirmative Action Policy Rider annexed hereto.

(d)                                 Within thirty (30) days after the first anniversary date of the JDA Loan and annually thereafter for the term of the JDA Loan, Tenant shall, upon request of Landlord or JDA, provide Landlord or JDA with a certificate of an authorized officer as to the number of full time employees and part time employees in the employ of Tenant on such dates.

(e)                                  Tenant authorizes the State Department of Labor to furnish to JDA any information requested by JDA respecting employment for the purposes of JDA’s statutory requirements (Section 537 N.Y. Labor Law).

(f)                                    Tenant shall notify JDA in writing as soon as possible of any change of its State Unemployment Identification Number.

(g)                                 Upon request of JDA, Tenant shall provide to JDA such further information concerning its business affairs and financial condition as JDA may reasonably request for the sole purpose of determining compliance with the provisions hereof applicable to JDA.

(h)                                 Except to the extent otherwise provided in the Sublease, Tenant shall continually occupy the Premises.

(f)                                    Except to the extent otherwise provided in the Sublease, Tenant shall comply with all applicable requirements set forth in any insurance policy carried with respect

4

to the Premises and with all applicable statutes, rules, regulations, and orders of any Federal, State or municipal authority having jurisdiction over the Premises and shall obtain, comply with and review on a timely basis all applicable permits and approvals required for the conduct of its operations at the Premises.  Tenant currently has all such required permits and approvals.

(g)                                 Tenant covenants that the Premises shall be used only for the operation of an Eligible Business Facility or a Manufacturing Plant as defined in the JDA Statute and that the Premises shall not be used by a mercantile or service establishment selling goods or services directly to the general public.

(h)                                 The Tenant agrees that should JDA as a result of the occurrence of an event, with respect to Tenant only, described in Section 9.18 or in Article XI of the Loan and Use Agreement executed and delivered by Landlord on March 12, 1999 in connection with the JDA Loan, increase the rate of interest to Landlord on the JDA Loan, the base rent reserved herein shall be raised dollar for dollar to reflect the increased interest expense actually incurred unless modified or waived by JDA provided, however, that such rent increase shall be effective only for so long as the event giving rise to the increase is unremedied Landlord is required by JDA to pay such increased interest.  Landlord authorizes Tenant to negotiate directly with JDA in connection with any proposed increase and to seek a modification or waiver of this provision with JDA.”

2.                                       Except as above provided, all the terms and provisions of the Sublease remain in full force and effect.

LANDLORD:		TENANT:
WILLIAMS ROAD HOLDINGS, LLC		SILIPOS INC.

By:	/s/ Kenneth M. Franasiak	By:	/s/ Joel E. Bickell
	Kenneth M. Franasiak, President		Joel E. Bickell, Chairman/CEO

5

SUBLEASE

This sublease (this “Lease”) is entered into as of May 21, 1998, by and between CALAMAR ENTERPRISES, INC. on behalf of a Limited Liability Company to be formed, (the “Landlord”), and SILIPOS INC., a Delaware corporation having an address at 366 Madison Avenue, Suite 1616, New York, New York 10017 (the “Tenant”).

RECITALS

WHEREAS, Landlord and Tenant desire that Landlord construct a medical products manufacturing and distribution facility for sublease to Tenant; and

WHEREAS, Landlord intends to enter into as lessee, an Agency Lease with Niagara County Industrial Development Agency with respect to such facility; and

WHEREAS, Landlord and Tenant desire to set forth the terms on which such manufacturing and distribution facility will be constructed and subleased to the Tenant, all as more fully set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants herein set forth, the Landlord and the Tenant do hereby agree to the terms and conditions set forth in this lease.

1.1                                 Definitions.  The following terms, have the meaning indicated or referred to below.

“Additional Rent” means all charges payable by the Tenant pursuant to this Lease other than Annual Fixed Rent, including without implied limitation, the Tenant’s Tax Expense as provided in Section 3.2; the Tenant’s Operating Expenses in accordance with Section 3.3; amounts payable for Additional services pursuant to Section 3.5.

“Agency” mean the Niagara County Industrial Development Agency, a New York public benefit corporation located at 2055 Niagara Falls Boulevard, Niagara Falls, New York 14304.

“Agency Lease” means that Agency Lease Agreement to be entered into between the Agency and the Landlord with respect to the Premises and/or Property.

“Annual Fixed Rent” means the applicable annual rent for the Initial Term and any Extension Term as set forth in Exhibit A attached to and made a part hereof.

“Building” means a building to be constructed by Landlord of not less than 35,000 square feet of gross building area with the amount of rentable square feet to be calculated in accordance with the construction Standards set forth in Exhibit B attached to and made a part hereof.

“Commencement Date” –has the meaning set forth in Section 2.2.

“Consulting Engineer” means Nussbaumer & Clarke, Inc. or any other consulting engineer retained by Tenant upon prior notice to Landlord, at Tenant’s sole cost and expense.

“Consumer Price Index” means the Consumer Price Index, for all Urban Consumers (CPI-U, All Cities Index, 1982-84 base year), prepared by the United States Department of Labor Bureau of Labor Statistics, and in the event such index is not in existence when any determinations using it are to be made, or the basis for calculating such index shall have been changed, the most equivalent index published by the United States Bureau of Labor Statistics or by any successor governmental agency or if none is published by such agency, then the most equivalent index as may then be published by a non-governmental agency as in each case reasonably selected by the Landlord with the approval of the Tenant not to be unreasonably withheld or delayed.

“Extension Term” means the applicable term for which the Lease may be extended pursuant to the Extension Options set forth in Section 2.3.

“External Causes” means (i) Acts of God, war, civil commotion, fire, flood or other casualty, strikes or other extraordinary labor difficulties, shortages of labor or materials or equipment in the ordinary course of trade, government order or regulations or other cause not reasonably within the Landlord’s control and not due to the fault or neglect of the Landlord, and (ii) any act, failure to act or neglect of the Tenant or the Tenant’s servants, agents, employees, licensees or any person claiming by, through or under the Tenant, which delays the Landlord in the performance of any act required to be performed by the Landlord under this Lease.

“Initial Term” means twenty (20) years.

“Land” means the parcel of land situated in the Town of Wheatfield, Niagara County, described on Exhibit C attached to and made a part hereof.

“Landlord’s Original Address” has the meaning set forth in Exhibit A.

“Landlord’s Representations and Warranties” means the representations and warranties of the Landlord as set forth in Section 4.5.

“Lease” means this sublease agreement between Landlord and Tenant.

“Lease Year” means each period of one year during the Term commencing on the Commencement Date or on any anniversary thereof.

“Permitted Uses” has the meaning set forth in Section 7.1.

“PILOT Agreement” means the agreement for payment-in-lieu of real estate taxes to be entered into between the Agency and the Landlord with respect to the Premises.

“Premises” and/or “Property” means collectively the Building and the Land.

“Rent Commencement Date” has the meaning set forth in Section 2.2.

“Tenant’s Original Address” has the meaning set forth in Exhibit A.

“Term” means the Initial Term together with any Extension Term if extended by the Tenant pursuant to Section 2.3 following Initial Term, whichever is applicable.

2.                                       Premises and Term.

2.1                                 Premises.  The Landlord hereby leases to the Tenant, and the Tenant hereby leases from the Landlord, for the Term, the Premises.  The Tenant acknowledges that, except as expressly set forth in the Lease, there have been no representations or warranties made by or on behalf of the Landlord with respect to the Premises.  The taking of possession of the Premises by the Tenant shall conclusively establish that the Premises is at such time in satisfactory condition and built In accordance with the Plans and Specifications, subject only to punch list items as hereafter set forth and the Landlord’s Representations and Warranties.

2.2                                 Commencement Date.  “Commencement Date” means the date which is the earlier of (i) fifteen (15) days after the date the Building is completed by Landlord in accordance with the Tenant’s Plans and a Certificate of Occupancy Issued by the Town of Wheatfield, New York; or (ii) the date on which the Tenant occupies with Landlord’s permission, any portion of the Building for the conduct of its business operations.  Landlord and Tenant shall execute an Amendment to this Lease indicating the actual Commencement and Termination Dates as soon as ascertained.

2.3                                 Extension Option.  Provided that there exists no Event of Default uncured as of the Commencement of either of the Extension Terms, other than any which have been waived by the Landlord, the Tenant shall have the right to extend the Term hereof for two (2) periods of five (5) years, each of which such option to extend to be exercised by the giving of written notice by the Tenant to the Landlord at least nine (9) months prior to the expiration of the then current term.  Upon the giving of such notice, this Lease and the Term hereof shall be extended, for an additional term of five (5) years, without the necessity for the execution of any additional documents.  Time is of the essence in the giving of such notice.  The Extension Term shall be upon all the terms, conditions and provisions of this Lease.

3.                                       Rent and Other Payments.

3.1                                 Annual Fixed Rent.  From and after the Commencement Date the Tenant shall pay, without notice or demand, monthly installments of one-twelfth (1/12th) of the Annual Fixed Rent in effect and applicable to the Premises in advance on the first day of each calendar month for each full calendar month of the Term and of the corresponding fraction of said one-twelfth (1/12th) for any fraction of a calendar month at the beginning or end of the Term.  The Annual Fixed Rent applicable to the Premises during the Initial Term and any Extension Term shall be as set forth in Exhibit A.

3.2                                 Real Estate Taxes.  From and after the Commencement Date, during the Term, the Tenant shall pay, as Additional Rent, the Tenant’s Tax Expenses for the Premises, in accordance with this Section 3.2.  The terms used in this Section 3.2 are defined as follows:

(a)                                  “Tax Year” means the 12-month period beginning July 1 each year or if the appropriate governmental tax fiscal period shall begin on any date other than July 1, such other date.

(b)                                 “The Tenant’s Tax Expenses” with respect to any Tax Year means the aggregate Real Estate Taxes on the Property with respect to that Tax Year.

(c)                                  “Real Estate Taxes” means all taxes, including any payment in lieu of taxes required by the PILOT Agreement and special assessment of every kind and nature assessed by any governmental authority on the applicable property.  The amount of special taxes or special or betterment assessments to be included shall be limited to the amount of the installment (plus any interest thereon) of such special tax or special assessment (which shall be payable over the longest period permitted by law) required to be paid during the Tax Year in respect of which such taxes are being determined.  There shall be excluded from such taxes all income, estate, succession, inheritance, excess profit, franchise and transfer taxes; provided, however, that if at any time during the Term the present system of ad valorem lieu of the whole or any part of the ad valorem tax on real property, there shall be assessed on the Landlord a capital levy or other tax on the gross rents received with respect to the Property, or a Federal, State, County, Municipal, or other local income, franchise, excise or similar tax, assessment, levy or charge (distinct from any now in effect) based, in whole or in part, upon any such gross rents, then any and all of such taxes, assessments, levies or charges, to the extent so based, shall be deemed to be included within the term “Real Estate Taxes.”

Payments by the Tenant on account of the Tenant’s Tax Expenses shall be made by the Tenant directly to the appropriate taxing authority as and when due, after receipt by the Tenant of bills therefor and Tenant shall provide the Landlord with supporting documentation within thirty (30) days thereafter confirming each such payment.

Landlord may either in its own discretion or upon the request of the Tenant, at any time or times during the Term, bring a proceeding to contest or seek a refund of any Real Estate Taxes assessed against the Premises or contest the assessed value thereof.  Upon the election of the Landlord not to do so, the Tenant may bring such a proceeding.  In the event such a proceeding results in a tax or economic benefit to be recognized by the Tenant during the Term or is a proceeding undertaken by Landlord at Tenant’s request, the Landlord and Tenant will share equally the reasonable documented out-of-pocket costs of such successful proceeding such as attorneys fees and appraisal fees.  In the event such proceeding is unsuccessful, the parties will share equally the reasonable documented cost of the appraisal only up to a maximum cost to either party of $2,000.00.  The applicable payment of such costs will be due within thirty (30) days after receipt of supporting documentation.

3.3                                 Operating Expenses.  From and after the Commencement Date, during the Term the Tenant shall pay to the Landlord, as Additional Rent, the cost of insurance provided by Landlord pursuant to Section 8.4.

3.4                                 Other Utility Charges.  During the Term the Tenant shall pay directly to the provider of the service, all separately metered charges for steam, heat, gas, electricity, fuel, water, sewer and other services and utilities furnishes to the Premises.

3.5                                 Additional Services.  If the Tenant requests and the Landlord elects to provide any services to the Tenant in addition to those otherwise set forth in the Lease, the Tenant shall pay to the Landlord, as Additional Rent, the reasonable amount billed by Landlord for such services.  Such services shall be paid for at the time and in a fashion in which Annual Fixed Rent under this Lease is payable.

3.6                                 No Offsets.  Annual Fixed Rent and Additional Rent shall be paid by the Tenant without offset, abatement or deduction, provided, however, that nothing contained herein shall affect or otherwise impair the ability of Tenant to enforce any final judgment or order obtained against the Landlord as a result of any default by the Landlord under this Lease, from such Annual Fixed Rent, Additional Rent or any monies otherwise due Landlord under this Lease unless and for so long as enforcement of such judgment or order is stayed pending appeal.

3.7                                 Net Lease.  It is understood and agreed that this Lease Is a Net Lease and that the Annual Fixed Rent is absolutely net to the Landlord excepting only the Landlord’s obligations to pay any debt service on the Property, to perform the Landlord’s obligations pursuant to the Agency Lease and to perform those obligations of the Landlord expressly set forth in this Lease.

4.                                       Construction of Improvements.  Subject to the provisions of Section 4.1 relating to change orders, Landlord shall at a total cost not to exceed $2,770,000 plus the cost of acquiring the Land:

(a)                                  Perform all Property site work including, but not limited to, grading, paving, curbing, parking, sidewalks, landscape, utilities, soils test, environmental reports,

(b)                                 Construct on the Property a manufacturing and distribution Building approximately 35,000 square feet, 28,000 of which shall be for manufacturing and distribution space and the remaining 7,000 square feet for office space.  The exterior of the Building will be a split-faced block or tilt-up concrete masonry and EIFS System finish with expansive glass.  The building shall be built in conformance with Landlord’s Design Drawings and the Tenant’s Plans as both are defined in Section 4.1,

(c)                                  Maintain, or cause its general contractor to maintain, a comprehensive builder’s risk insurance policy insuring the full replacement cost of the Building work until the date that Landlord delivers possession of the Premises to Tenant in accordance with Section 2.2, and

(d)                                 Landlord shall assign or cause to be assigned to Tenant as of the Commencement Date, all warranties from other vendors including without limitation, warranties for roofing, HVAC, fixtures and other building materials and shall deliver to Tenant all warranty documentation with respect thereto.

4.1                                 Drawings.  Promptly after the date of this Lease, Landlord shall submit to Tenant for review by the Consulting Engineer a copy of Landlord’s schematic design drawing for the Building (“Landlord’s Design Drawings”) and for the site grading and utility Plans for the property, prepared by an architect licensed in the State of New York selected by Landlord, which shall designate the location of major mechanical systems and shall contain renderings and exterior elevation of the Building, together with a site plan showing the location of all of the improvements to be located within the Property.  The Consulting Engineer shall give Landlord written notice of its approval or give written notice of its specific objections within-five (5) days after receipt of Landlord’s Design Drawings.  If the Consulting Engineer does not respond within said five (5) days, then Landlord may send a second notice requesting such approval, and if the Consulting Engineer does not respond within five (5) days from said second notice, then Landlord’s Design Drawings shall be deemed approved by the Consulting Engineer.  If the Consulting Engineer delivers written notice of objection to Landlord’s Design Drawings, Landlord and the Consulting Engineer shall engage in a good faith effort to resolve the objection.  Within forty-five (45) days after Landlord’s receipt of the Development Approvals Notice (defined in paragraph 4.2) Landlord shall submit to the Consulting Engineer a copy of detailed plans and specifications, prepared and stamped by an architect selected by Landlord and licensed in the State of New York, for the construction of the Building and sidewalks and landscaping adjacent to the Building, together with detailed plans and specifications for site grading and utility plans and for all improvements to be located within the Property (such plans and specifications being hereinafter called “Tenant’s Plans”).  Tenant’s Plans shall be consistent with the approved Landlord’s Design Drawings, and shall be attached hereto and incorporated herein as Exhibit D.  Tenant’s Plans shall be subject to the prior approval of the Consulting Engineer, which approval shall not be unreasonably withheld or delayed.  The Consulting Engineer shall give Landlord written notice of its approval or give written notice of its specific objections within eight (8) days after receipt of Tenant’s Plans.  If the Consulting Engineer does not respond within said eight (8) days then Landlord may send a second notice requesting such approval, and if the Consulting Engineer does not respond within five (5) days from said second notice then Tenant’s Plans shall be deemed approved by the Consulting Engineer.  If the Consulting Engineer delivers written notice of objection to Tenant’s Plans, Landlord and the Consulting Engineer shall engage in a good faith effort to resolve the objection.  After Tenant’s Plans have been approved by the parties, the Tenant’s Plans shall not be changed or modified in any manner by Landlord or Landlord’s general contractor (a) without the prior approval and consent of the Consulting

Engineer, which approval shall not be unreasonably withheld if the requested change does not alter the character or quality of the Building and does not increase the cost of the Building or (b) except pursuant to a written change order executed by Landlord or Landlord’s Contractor and Tenant (“Approved Change Order”) with any additional cost to be paid by Tenant if so provided in such change order.  To the extent Tenant is required to pay for any additional cost pursuant to an Approved Change Order, Landlord shall provide Tenant with an AIA Form requisition for payment properly completed and signed by Landlord’s architect for Tenant’s payment obligation upon completion of the work described in such Approved Change Order, and Tenant shall deliver payment to Landlord within thirty (30) days of Tenant’s receipt thereof.

4.2                                 Permit Date. Landlord shall with due diligence from and after Tenant’s Plans and Specifications have been approved by both Landlord and Tenant, be responsible for obtaining all zoning, zoning variances, development plan, site plan and right to build approvals necessary for the construction of the Building.  If zoning, zoning variances, development plan or right to build approvals are necessary, Landlord shall with due diligence from and after the date of this Lease, apply for and obtain such approvals. When all necessary zoning, zoning variances, development plans and right to build approvals have been obtained, Landlord without delay shall provide written notice to Tenant (the “Development Approvals Notice”), In addition, Landlord shall be responsible for obtaining the building permit for the construction of the Building, and Landlord shall with due diligence from and after Tenant’s Plans and Specifications have been approved by both Landlord and Tenant, apply for and seek to obtain the issuance of the building permit. Upon obtaining the building permit, Landlord without delay shall provide written notice to Tenant.  The day on which the last necessary governmental license, permit, certification and approval Is obtained to enable construction of the Building is referred to herein as the “Permit Date”.

4.3                                 Completion and Acceptance.  Landlord shall in good faith use its best efforts to complete construction of all Improvements by January 31, 1999 and to provide sixty (60) days’ prior notice to Tenant, but in no event less than thirty (30) days’ prior notice to Tenant of the date Landlord expects to complete Landlord’s Building.  Upon substantial completion of Landlord’s Building, Tenant shall place and install in the Building, Tenant’s Trade Fixtures.  The Property shall be treated as having been substantially completed when the work described in the final Tenant’s Plans has been substantially completed in accordance with the Tenant’s Plans except for minor items of work and minor adjustments which shall be the subject of a punch list as provided below, provided that the status of such Items does not materially interfere with the Tenant’s proposed use of the Premises, and the issuance of a Certificate of Occupancy to the Landlord and delivery of same to the Tenant.  Landlord’s construction shall be performed in a good and workmanlike manner and in compliance with all applicable ordinances, orders, rules, regulations and requirements of duly constituted public authorities.  Tenant and the Consulting Engineer shall, within Sixty (60) days after Tenant takes possession of the Building for Installation of Tenant’s Trade Fixtures, provide to Landlord a “punch list” identifying all items of which Landlord failed to perform in accordance with Tenant’s Plans, and Landlord shall promptly complete all items which are reasonably identified on such punch list.  Notwithstanding any of the foregoing, payment of Annual Fixed Rent and Additional Rent shall commence as provided in Section 2.2.

4.4                                 Tenant’s Right to Inspect Construction.  Tenant and the Consulting Engineer shall have access to the Premises and Building at all times during the performance of Landlord’s work and shall be permitted to inspect Landlord’s work, but shall not Interfere with, delay, interrupt, stop or correct any such work at the site.  In the event the Consulting Engineer believes that any of the work is not in accordance with the Landlord’s Design Drawings or the Tenant’s Plans, the Consulting Engineer shall provide written notice to the Landlord within twenty-four (24) hours setting forth in detail such deficiencies.  The Landlord shall then promptly meet with Landlord’s duly licensed independent professional architect and the Consulting Engineer to review the alleged deficiencies and take any corrective action as such architect shall reasonably determine in good faith exercise of its independent professional judgment.

4.5                                 Landlord’s Representations and Warranties.  To induce the Tenant to enter into this Lease, Landlord represents and warrants to the Tenant as follows:

(a)                                  Upon purchase of the Land, Landlord or the Agency will have marketable or insurable fee title to the Premises free and clear of all liens, encumbrances and restrictions other than the lien of mortgages granted by the Landlord in connection with financing the purchase of the Land and/or construction of the Building and restrictions and utility easements of record that will not impair the intended beneficial use and occupancy of the Premises by the Tenant under this Lease;

(b)                                 The Premises as of the Commencement Date will be in compliance with all applicable federal, state and local building codes and zoning laws and environmental laws and regulations, including laws and regulations relating to wetlands, and there has not occurred at the Premises any release of Hazardous Materials or Hazardous Substances as defined in Section 7.3(a); and

(c)                                  Except for matters expressly covered by any express third party warranty described in Section 4(d), Landlord warrants and shall cause its contractor to warrant for a period of one (1) year from the Commencement Date, that the Premises and Building have been built in accordance with the Landlord’s Design Drawings and the Tenant’s Plans and are free from defects in materials and workmanship.

5.                                       Alterations.

5.1                                 The Tenant shall not make alterations or additions to the Building except with the prior approval of the Landlord, which approval shall not be unreasonably withheld or delayed.  The Landlord shall not be deemed unreasonable for withholding approval of any alterations or additions which (i) involve or might materially alter any structural or exterior element of the Building or any area or element of the Property, (ii) will require unusual expense to readapt the Property to normal use unless the Tenant first gives assurance acceptable to the Landlord that such readaptation will be made prior to such termination without expense to the Landlord, or (iii) which would not be compatible with existing mechanical or electrical, plumbing, HVAC or other systems in the Building, in each case, as reasonably determined by the Landlord.

5.2                                 Ownership of Alterations.  All alterations and additions which are permanently affixed to the Building and cannot be removed without causing substantial structural damage, shall be part of the Building and owned by the Landlord.  All other alterations and additions may be removed by the Tenant within its discretion at Tenant’s expense and Tenant shall repair any damage caused by such removal.

5.3                                 Construction Requirements for Alterations.  All construction work by the Tenant shall be done in a good and workmanlike manner employing only first class materials and in compliance with all applicable laws and all lawful ordinances, regulations and orders of Governmental authority and insurers of the Property.  The Landlord or Landlord’s authorized agent may (but without any implied obligation to do so) inspect the work of the Tenant at reasonable times and shall give notice of observed defect.  All of the Tenant’s alterations and additions and installation of furnishings shall be coordinated with any work being performed by the Landlord and in such manner as to maintain harmonious labor relations and not to damage the Building or interfere with Building construction or operation and, except Installation of furnishings, shall be performed by the Landlord’s general contractor or by contractors or workmen first approved by the Landlord, which approval the Landlord agrees not to unreasonably withhold or delay.  The Tenant, before starting any work, shall receive and comply with Landlord’s reasonable construction rules and regulations and shall cause Tenant’s contractor(s) to comply therewith, shall secure all licenses and permits necessary therefor and shall deliver to the Landlord a statement of the names of all its contractors and subcontractors and the estimated cost of all labor and material to be furnished by them and in any case where the estimated cost of construction will exceed $500,000, shall furnish security reasonably satisfactory to the Landlord protecting the Landlord against liens arising out of the furnishing of such labor and material; and cause each contractor to carry worker’s compensation insurance in statutory amounts covering all the contractors’ and subcontractors employees and comprehensive general public liability insurance with aggregate limits of not less than $3,000,000 or as the Agency may reasonably require, covering personal Injury and death and property damage (all such insurance to be written in companies approved reasonably by the Landlord and insuring the Landlord, such individuals and entities affiliated with the Landlord as the Landlord may designate, and the Tenant as well as the contractors and to contain a requirement for at least thirty (30) days notice to the Landlord prior to cancellation, non-renewal or material change, and to deliver to the Landlord certificates of all such insurance.

5.4                                 Payment for Tenant Alterations.  The Tenant agrees to pay promptly when due the entire cost of any work done on the Premises by the Tenant, its agents, employees Independent contractors performed or furnished in connection therewith so as not to allow any mechanics lien to attach to the to the Building or the Property and promptly to discharge any such liens which may so attach.  If any such lien shall be filed against the Building or the

Property and the Tenant shall fail to cause such lien to be discharged within ten (10) days after the filing thereof, the Landlord may cause such lien to be discharged by payment, bond or otherwise, without investigation as to the validity thereof or as to any offsets or defenses which the Tenant may have with respect to the amount claimed.  The Tenant shall reimburse the Landlord, as Additional Rent, for any cost so incurred and shall indemnify and hold harmless the Landlord from and against any and all claims, costs, damages, liabilities and expenses (including reasonable attorney’s fees) which may be incurred or suffered by the Landlord by reason of any such lien or its discharge.

6.                                       Maintenance Repairs and Replacements.

6.1                                 Landlord’s Responsibilities.  Except as set forth in Section 6.2, Landlord shall at its sole cost and expense, make such repairs and replacements to (a) the major structural components of the Building including all exterior walls and floor slabs, but excluding the exterior of the roof and roof deck, (b) the components of the water, sewer, gas and electrical systems leading to the Building including mains, laterals and transformers, (c) the parking lot and (d) the exterior lighting fixtures (but not bulbs, which shall be the Tenant’s responsibility) located on the Premises, all as may be necessary to keep and maintain the same in serviceable condition during the Term, unless and to the extent that such repair or replacement is necessitated by the negligent or intentional act of the Tenant, its employees, servants or agents, in which case the Tenant shall pay the reasonable documented cost thereof.

6.2                                 Tenant’s Responsibilities.  Tenant shall at its sole cost and expense:

(a)                                  keep the Premises neat and clean,

(b)                                 maintain and make all repairs and replacements to (i) the exterior of the roof and roof deck, (ii) all non-structural components of the Building and (iii) the plumbing, heating, air conditioning, electrical and sprinkler systems (if any) located on and within the Building,

(c)                                  arrange for all ordinary repairs and maintenance (but not replacements or repaving since same are the responsibility of the Landlord) to the parking lot, including striping, minor patching, sealing and snowplowing, and

(d)                                 arrange for all lawn and shrubbery care and replacement as needed and garbage removal,

as in the reasonable judgment of the Landlord is necessary to keep the same in good appearance, order and repair during the Term, except for the Landlord’s Responsibilities in Section 6.1 and further excepting those repairs for which the Landlord is responsible by reason of fire or other casualty and as a consequence of the exercise of the power of eminent domain and shall surrender the Property and all alterations and additions thereto not removed by Tenant pursuant to Section 5.2, at the end of the Term, in such condition, first removing all goods, fixtures and effects of the Tenant and, to the extent specified by the Landlord by notice to the Tenant, all alterations and additions made by the Tenant and repairing any damage caused by such removal and restoring the Property and leaving them clear and neat.  The Tenant shall not permit or commit any waste and shall be responsible for repairs which may be necessary by reason of damages caused by the Tenant or any of the contractors, suppliers, or invitees of the Tenant.

6.3                                 Delays in landlord’s Services.  The Landlord shall not be liable to the Tenant for any compensation or reduction of rent by reason of inconvenience or annoyance or for loss of business arising from the necessity of the Landlord or its agents entering the property for any purposes authorized in this Lease, or for repairing the Property or any portion of the Building, excepting that caused by Landlord’s (or Landlord’s servants, agents, or employees) negligent or intentional acts.  In case the Landlord is prevented or delayed from making any repairs, alterations or improvements, or furnishing any services or performing any other covenant or duty to be performed on the Landlord’s part, by reason of any External Cause, the Landlord shall not be liable to the Tenant therefor, nor, except as expressly otherwise provided in this Lease, or except as the same may be caused by Landlord’s (or  Landlord’s servants, agents, or employees) negligent or intentional acts, shall the Tenant be entitled to any abatement or reduction of rent by reason thereof, nor shall the same give rise to a claim in the Tenant’s favor that such failure constitutes actual or constructive, total or partial, eviction from the Premises.

The Landlord reserves the right to stop any service or utility system when necessary by reason of accident or emergency, until necessary repairs have been completed, provided, however, that in each instance of stoppage, the Landlord shall exercise reasonable diligence to eliminate the cause thereof.  Except in case of emergency repairs, the Landlord will give the Tenant reasonable prior notice and reasonable opportunity to avoid unnecessary inconvenience to the Tenant by reason thereof.  In no event shall the Landlord have any liability to the Tenant for the unavailability of heat, light or any utility or service to be provided by the Landlord to the extent that such unavailability is caused by External Causes.

7.                                       Tenant Covenants.  The Tenant covenants during the Term and for such further time as the Tenant occupies any part of the Property:

7.1                                 Permitted Uses.  The Tenant shall occupy the Property for Manufacturing and Distribution with office use incidental thereto and any such other use as Landlord and Tenant may agree to in writing from time-to-time, but no other use.  The Tenant shall comply with all requirements of public authorities and of the Board of Fire Underwriters in connection with methods of storage, use and disposal of Tenant’s equipment and inventory.  The Tenant shall not permit in the Property any activity that constitutes a nuisance as determined by principles of law, or the emission from the Property of any noise, odor, or vibration in excess of limits allowed by applicable federal, state or local law, without in each case receiving an appropriate permit therefor, nor use or devote the Premises or any part thereof for any purpose which is contrary to law or ordinance or liable to invalidate or Increase premiums for any insurance on the Building or Its contents or liable to render necessary any alteration or addition to the Building, nor commit or permit any waste in or with respect to the Property.

7.2                                 Laws, and Regulations.  The Tenant shall comply with all federal, state and local laws, regulations, ordinances, executive orders and similar requirements in effect from time to time applicable to its use and occupancy of the Property except as to any federal, state and local laws, regulations, ordinances, executive orders or similar requirements, the enforcement of which Tenant is contesting by appropriate proceedings diligently conducted and pursued, provided Tenant has not been enjoined from contesting same, the failure to so comply does not result in the creation or continuation of any activity that constitutes a nuisance as determined by principles of law and Tenant has provided reasonable prior notice to the Landlord of its intent to contest the foregoing with reasonable notice thereafter of the progress of such contest.

7.3                                 Hazardous Materials.

(a)                                  For purposes of this Lease, “Hazardous Materials” means any explosives, radioactive materials, hazardous wastes, or hazardous substances, including without limitation substances defined as “hazardous substances” in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended 42 U.S.C. 9601-9657; the Hazardous Materials Transportation Act of 1975, 449 U.S.C. 1801-1812; the Resource Conservation and Recovery Act of 1976, 42
U.S.C. 6901-6987; or any other federal, state or local statute, law, ordinance, code, rule, regulation, order, or decree regulating, relating to, or imposing liability or standards of conduct concerning hazardous materials, waste, including infectious waste, or substances now or at any time hereafter in effect (collectively, “Hazardous Materials Laws”).

(b)                                 Tenant will not cause or permit the storage, use, generation, or disposition of any Hazardous Materials in, on, or about the Property or the Building by Tenant, its agents, employees, or contractors, except in accordance with applicable federal, state or local laws or regulations.  Tenant will not permit the Property to be used or operated in a manner that may cause the Property or the Building to be contaminated by any Hazardous Materials in violation of any Hazardous Materials Laws.  Tenant will immediately advise Landlord in writing of (i) any and all enforcement, cleanup, remedial, removal, or other governmental or regulatory actions instituted, completed, or threatened pursuant to any Hazardous Materials laws relating to any Hazardous Materials affecting the Property; and (ii) all claims made or threatened by any third party against Tenant, Landlord, or the Property relating to damage, contribution, cost recovery, compensation, loss or Injury resulting from any Hazardous Materials on or about the Property.  Without Landlord’s prior written consent, which consent will not be unreasonably withheld or delayed, Tenant will not take any remedial action or enter into any agreements or settlements in response to the presence of any Hazardous materials in, on or about the Property.

(c)                                  Tenant agrees, at its sole cost and expense, to comply with all federal, state and local laws in connection with the disposal of Infectious Waste.  Infectious Waste shall be segregated into plastic bags which are impervious to moisture and have a strength sufficient to preclude ripping, tearing, or bursting under normal conditions of usage and of handling.  Each exterior bag shall be red in color.  Sharps (needles, syringes and scalpels) shall be contained in disposable, rigid, puncture proof containers which are taped closed or tightly lidded to preclude loss of contents and clearly labeled “SHARPS”.

As used herein, the term “Infectious Waste” shall include: (1) wastes deemed infectious by the generator; (2) cultures and stocks of infectious agents, including specimen cultures, wastes from the production of biologicals and discarded live vaccines; (3) laboratory wastes; (4) pathological wastes; (5) animal carcasses; (6) human and animal blood specimens or products; (7) patient wastes such as bandages and disposable gowns; (8) sharp wastes; and (9) any material generated by research facilities  pertaining to the production or testing of biological agents.

(d)                                 Tenant will be solely responsible for and will defend, indemnify and hold Landlord, its agents, and employees harmless from and against all claims, costs and liabilities, including reasonable attorney’s fees and costs, arising out of or in connection with Tenant’s breach of its obligations in this Section 7.3.  Tenant will be solely responsible for and will defend, indemnify, and hold Landlord, its agents, and employees harmless from and against any and all claims, costs, and liabilities, including reasonable attorney’s fees and costs, arising out of or in connection with the removal, cleanup, and restoration work and materials necessary to return the Property and any other property of whatever nature located on the Building to their condition existing prior to the appearance of Tenant’s Hazardous Materials or Infectious Waste on the Property.  Tenant’s obligations under this Section 7.3 will survive the expiration or other termination of this Lease.

7.4                                 Safety Compliance.  The Tenant shall keep the Property equipped with all safety appliances required by law or ordinance or any other regulations of any public authority because of any use made by the Tenant and to procure all licenses and permits so required because of such use and, if requested by the Landlord, do any work so required by any such law, ordinance or regulation, because of such use, it being understood that the foregoing provisions shall not be construed to broaden in any way the Tenant’s Permitted Uses.

7.5                                 Landlord’s Entry.  The Landlord and its agents shall have the right, but not the duty, upon reasonable prior notice to the Tenant and only when accompanied by a representative of Tenant, except in cases of emergency when prior notice cannot reasonably be given, to inspect the property at anytime to determine whether the Tenant is complying with the Terms of this Lease and to enter the Property at all reasonable hours for the purpose of inspecting, or to fulfill any Landlord obligation and to show the Property to prospective purchasers and mortgagees.

7.6                                 Floor Load.  The Tenant shall not place a load upon any floor in the Property exceeding the floor load per square foot of area which such floor was designed to carry and which is allowed by law; and not move any safe, vault or other heavy equipment in, about or out of the Property except in such manner and at such time as the Landlord shall in each instance reasonably authorize consistent with the foregoing.  The Tenant’s machines and mechanical equipment shall be placed and maintained by the Tenant at the Tenant’s expense in settings sufficient to absorb or prevent vibration or noise that may be transmitted to the Building structure or to any other space in the Building.

7.7                                 Personal Property Tax.  The Tenant shall pay promptly when due all taxes which may be imposed upon personal property (including, without limitation, fixtures and equipment) in the Premises to whomever assessed other than taxes contested by appropriate proceedings diligently conducted and pursued and of which proceedings Landlord is given prior notice and reasonable notice thereafter of the progress thereof.

7.8                                 Assignment and Subleases.  Except as otherwise provided herein, the Tenant shall not assign, mortgage, pledge, hypothecate or otherwise transfer this Lease voluntarily or by operation of law, or sublet (which term without limitation, shall include granting of concessions, licenses and the like) the whole or any part of the Premises without in each instance, having first received the consent of the Landlord which consent shall not be unreasonably withheld or delayed.  Any assignment or sublease made without such consent shall be void.  Whether or not the Landlord consents to any assignment or subletting, the Tenant named herein shall remain fully and primarily liable for the obligations of the tenant hereunder, including, without limitation, the obligation to pay Annual Fixed Rent and Additional Rent provided under this Lease.  The Tenant shall give the Landlord notice of any proposed sublease or assignment, specifying the provisions of the proposed subletting or assignment, including (i) the name and address of the proposed subtenant or assignee, (ii) the subtenant’s or assignee’s most recent annual financial statement, (iii) all of the terms and provisions upon which the proposed subletting or assignment is to be made and such other information concerning the proposed subtenant or assignee as the Tenant has obtained in connection with the proposed subletting or assignment.  The Tenant shall reimburse the Landlord promptly for reasonable legal and other expenses incurred by the Landlord in connection with any request by the Tenant for consent to any assignment or subletting.  If this Lease is assigned, or if the Premises or any part thereof is sublet or occupied by anyone other than the Tenant, the Landlord may, at any time and from time to time, collect rent and other charges from the assignee, sublessee or occupant and apply the net amount collected to the rent and other charges herein reserved, but no such assignment, subletting, occupancy or collection shall be deemed a waiver of the prohibition contained in this Section 7.8 or the acceptance of the assignee, sublessee or occupant as a tenant, or a release of covenants on the part of the Tenant herein contained (Tenant’s liability to be primary, joint and several with assignee or subtenant).  The consent by the Landlord to an assignment or subletting shall not be construed to relieve the Tenant from obtaining the express consent in writing of the Landlord to any further assignment or subletting.

The Landlord shall not be deemed to be unreasonable in withholding its consent to any proposed assignment or subletting by the Tenant based on any of the following factors:

(a)                                  The business of the proposed occupant is not consistent with the use that Landlord desires for the Property.

(b)                                 The proposed occupant would occupy less than all of the Tenant’s space.

(c)                                  The Tenant shall pay to the Landlord Fifty percent (50%) of the amount the Tenant receives from any subtenant or assignee as rent, additional rent or other form of compensation or reimbursement in excess of (i) the Annual Fixed Rent, Additional Rent and other monies otherwise due to the Landlord pursuant to this Lease (allocable in the case of at sublease to that portion of the Premises being subleased), and (ii) any reasonable expenses incurred and paid by the Tenant in connection with such sublease or assignment such as brokerage commissions, fees for legal services and expenses of preparing the Premises for occupancy by such subtenant or assignee.

Notwithstanding anything contained herein to the contrary, Tenant may assign this Lease or sublet all or any portion of the Premises to any entity affiliated with Tenant such as a parent, subsidiary, brother-sister entity, an entity of which the voting control is owned by Joel E. Bickell, Peter Bickel and/or Robert Gould and to any successor entity to Tenant by merger or consolidation, provided, however, that Tenant shall provide prior written notice to Landlord accompanied by the information required to be provided to Landlord in the beginning of this Section 7.8 and Tenant shall remain jointly and severally and primarily liable with any assignee or subtenant under this Lease.

8.                                       Indemnity and Insurance.

8.1                                 Indemnity.  To the maximum extent this agreement may be made effective according to law, the Tenant agrees to indemnify and save harmless the Landlord from and against all claims of whatever nature arising from any act, omission or negligence of the Tenant, or the Tenant’s contractors, licensees, invitees, agents, servants or employees, or arising from any accident, injury or damage whatsoever caused to any person or property, occurring after the date that possession of the Property is first delivered to the Tenant and until the end of the Term and thereafter, so long as the Tenant is in occupancy of any part of the Property, in or about the Property except to the extent any such claim is due to the act or neglect of the Landlord, its contractors, licensees, invitees, agents, servants or employees.  This indemnity and hold harmless agreement shall include indemnity against reasonable attorneys fees and all other reasonable costs, expenses and liabilities incurred or in connection with any such claim or proceeding brought thereon, and the defense thereof.

To the maximum extent this agreement may be made effective according to law, the Landlord agrees to indemnify and save harmless the Tenant from and against all claims of whatever nature arising from any act, omission or negligence of the Landlord, or the Landlord’s contractors, licensees, invitees, agents, servants or employees, or arising from any accident, injury or damage whatsoever caused to any person or property, occurring after the date that possession of the Property is first delivered to the Tenant and until the end of the Term and thereafter, so long as the Tenant is in occupancy of any part of the Property, in or about the Property, except to the extent any such claim is due to the act or neglect of the

Tenant, its contractors, licensees, invitees, agents, servants or employees.  This indemnity and hold harmless agreement shall include indemnity against reasonable attorneys fees and all other reasonable costs, expenses and liabilities incurred or in connection with any such claim or proceeding brought thereon, and the defense thereof.

8.2                                 Liability Insurance.  The Tenant agrees to maintain in full force from the date upon which the Tenant first enters the Premises for any reason, throughout the Term, and thereafter, so long as the Tenant is in occupancy of any part of the Premises, a policy of comprehensive general liability insurance under which the Landlord ( and any individuals or entities affiliated with the Landlord, and any holder of a mortgage on the property of whom the Tenant is notified by the Landlord ) is named as insured, and under which the insurer provides a contractual liability endorsement insuring against all cost, expense and liability arising out of or based upon any and all claims, accidents, injuries and damages for which the Landlord is entitled to indemnity under Section 8.1, in the broadest form of such coverage from time to time available.  Each policy shall be noncancellable and nonamendable (to the extent that any proposed amendment reduces the limits or the scope of the insurance required in this lease ) with respect to the Landlord and mortgagees without thirty (30) days prior notice to the Landlord and mortgagees and at the election of the Landlord, either a certificate of insurance or a duplicate original policy shall be delivered to the Landlord.  The minimum limits of liability of such insurance as of the Commencement Date shall be Three Million Dollars ($3,000,000.00) for combined bodily injury or death and damage to property (per occurrence) or such other limits as are required by the Agency under the Agency Lease, and from time to time during the Term such limits of liability shall be increased to reflect such higher limits as are appropriate for such risks at that time and subject to then current market conditions for such insurance.

8.3                                 Personal Property Risk.  The Tenant agrees that all of the furnishings, fixtures, equipment, effects and property of every kind, nature and description of the Tenant and of all persons claiming by, through or under the Tenant which, during the continuance of this Lease or any occupancy of the Premises by the Tenant or anyone claiming under the Tenant, may be on the Property shall be at the sole risk and hazard of the Tenant and if the whole or any part thereof shall be damaged by fire, water or otherwise, or by leakage or bursting of water pipes, steam pipes, or other pipes, by theft or any other cause, no part of said loss or damage is to be charged to or be borne by the Landlord, except that the Landlord shall in no event be exonerated from any liability to the Tenant or to any person, for any injury, loss, damage or liability to the extent such exoneration is prohibited by law.

8.4                                 Landlord’s Insurance.  The Landlord shall carry such casualty and liability insurance upon and with respect to the Property as may from time to time be deemed reasonably prudent by the Landlord or required by any mortgagee holding a mortgage thereon and in any event, insurance against loss by fire and all risks including loss of rents, now covered by extended coverage for the full replacement cost of the Property or in any greater amount the Landlord’s mortgagee deems reasonable and appropriate.  Notwithstanding the foregoing, Landlord shall provide a description and the anticipated premium cost to Tenant before each policy is purchased or renewed.  Tenant shall have the right at any time or times during the Term to obtain competitive quotes from other insurance companies of comparable standing to those proposed by the Landlord and acceptable to the Agency and Landlord’s mortgagee and the Landlord may elect to match the competitive quotes obtained by Tenant and if Landlord does not do so, Tenant may at its option select one or more insurance companies issuing such competitive quotes, with the consent of the Landlord, which consent will not be unreasonably withheld or delayed.

8.5                                 Waiver of Subrogation.  Any insurance carried by either party with respect to the Building, Premises, or any property therein or occurrences thereon shall, without further request by either party, if it can be so without additional premium, or with an additional premium which the other party elects to pay, include a clause or endorsement denying to the insurer rights of subrogation against the other party to the extent rights have been waived by the insured prior to occurrence of injury or loss.  Each party, notwithstanding any provisions of this Lease to the contrary, hereby waives any rights of recovery against the other for injury or loss, including, without limitation, injury or loss caused by negligence of such other party, due to hazards covered by insurance containing such clause or endorsement to the extent of such insurance coverage.

9.                                       Casualty and Eminent Domain.

9.1                                 Restoration Following Partial Damage.  If, during the Term, the Building or Premises shall be partially damaged by fire or casualty, subject to the exceptions and limitations provided below, the Landlord shall repair or restore the Building or Premises within ninety (90) days thereafter, to substantially the condition thereof immediately prior to such damage, but the Landlord shall not be responsible for delay in such repair or restoration due to External Causes.  Tenant’s liability for Annual Fixed Rent and Additional Rent and other charges shall abate as of the date of such casualty in a proportion equal to the portion of the Premises damaged.  If the cost to repair or restore the Building exceeds $300,000, the Landlord shall have no obligation to expend in the repair or reconstruction of the Building more than the actual amount of the insurance proceeds made available to the Landlord by its insurer and not retained by the Landlord’s mortgagee.  Landlord shall make diligent good faith efforts to promptly file an appropriate claim for such insurance proceeds and obtain the consent of the Landlord’s mortgagee thereto.  Any repair or restoration of the Building or the Premises shall be altered to the extent necessary to comply with then current laws and applicable codes.

9.2                                         Restoration or Termination Following Total damage or Destruction.  In the event the Premises are damaged or destroyed by fire or other casualty:

(a)                                  during the last eighteen (18) months of the Initial Term (provided Tenant has not elected to extend the Term pursuant to Section 2.3 prior to the date of said damage or destruction or any Extended Term); or

(b)                                 such that the Premises are totally destroyed or are rendered substantially or wholly untenantable; or

(c)                                  such that more than fifty percent (50%) of the Premises are damaged or destroyed and cannot be repaired with reasonable diligence so as to be fit for occupancy within two hundred (200) days following the date of such casualty; or

(d)                                 after filing an appropriate claim, the Landlord has reasonably determined there are not or will not be sufficient insurance proceeds to cover not less than ninety percent (90%) of the cost of repairing or restoring the Building or Premises or the Landlord’s mortgagee of the Property will not release such insurance proceeds to Landlord for any reason other than the existence of an event of default due to Landlord’s non-performance under the mortgage, and has so notified the Tenant within ninety (90) days following the date of such casualty, then and in any such event, Landlord or Tenant may elect, by written notice delivered to the other party within thirty (30) days following the date of such casualty upon the occurrence of an event described in paragraphs (a), (b) or (c) above or within thirty (30) days after the notification from the Landlord to Tenant under paragraph (d) above, to terminate this Lease, in which event this Lease shall terminate as of the date of such casualty as if such date was the date specified herein for expiration of the Term hereof.

In the event neither Landlord nor Tenant elects to terminate this Lease as aforesaid, Landlord shall promptly commence and diligently prosecute to completion the restoration or reconstruction of those portions of the Premises damaged or destroyed by such casualty, and Tenant’s liability for Annual Fixed Rent, Additional Rent and other charges shall abate as of the date of such casualty in a proportion equal to the portion of the Premises rendered substantially or wholly untenantable by such casualty until the repair or reconstruction is completed so as to render the Premises fit for occupancy.

In the event Landlord fails to substantially complete the repair or reconstruction of the Premises within two hundred (200) days following the date of such casualty such that the Premises are ready for occupancy and resumption of Tenant’s business operations, unless such failure is due to External Causes, Tenant may elect, by written notice delivered to the Landlord within five (5) days following expiration of said two hundred (200) day period, to terminate this Lease, in which event this Lease shall terminate as of the date of such casualty as if such date was the date specified herein for expiration of the Term hereof.

9.3                                 Eminent Domain.  Except as hereinafter provided, if the Premises, or such portion thereof as to render the balance (if reconstructed to the maximum extent practicable in the circumstances) unsuitable for the Tenant’s purposes, shall be taken by condemnation or right of eminent domain, the Landlord or the Tenant shall have the right to terminate this Lease by notice to the other of its desire to do so, provided that such notice is given not later than thirty (30) days after the effective date of such taking.  If so much of the Building shall be so taken that the Landlord determines that it would be appropriate to raze or substantially alter the Building, the Landlord shall have the right to terminate this Lease by giving notice to the

Tenant of the Landlord’s desire to do so not later than thirty (30) days after the effective date of such taking.

Should any part of the Premises be so taken or condemned during the Term, and should this Lease be not terminated in accordance with the foregoing provisions, the Landlord agrees to use reasonable efforts to put what may remain of the Premises into proper condition for use and occupation as nearly like the condition of the Premises prior to such taking as shall be practicable, subject, however, to applicable laws and codes then in existence and to the availability of sufficient proceeds from the eminent domain taking not retained by any mortgage or ground lessor.

9.4                                 Rent After Casualty or Taking.  If the Premises shall be damaged by fire or other casualty, the Annual Fixed Rent and Additional Rent shall not abate except to the extent that the Landlord is fully compensated therefor by any lost rent insurance maintained by Landlord at Tenant’s expense pursuant to Section 8.4.

In the event of a taking which permanently reduces the area of the Premises, a just proportion of the Annual Fixed Rent shall be abated for the remainder of the Term.

9.5                                 Temporary Taking.  In the event of any taking of the Premises other than the Building or any part thereof for a temporary use not in excess of six (6) months which does not materially interfere with or impair the Tenant’s use and occupancy of the Premises, (i) this Lease shall be and remain unaffected thereby and Annual Fixed Rent and Additional Rent shall not abate, and (ii) the Tenant shall be entitled to receive for itself such portion and portions of any award made for such use with respect to the period of the taking which is within the Term.

9.6                                 Taking Award.  The Landlord shall have and hereby reserves and excepts, and the Tenant hereby grants and assigns to the Landlord, all rights to recover for damages to the Building and the Land, and the leasehold interest hereby created, and to compensation accrued or hereafter to accrue by reason of such taking, damage or destruction, as aforesaid, and by way of confirming the foregoing, the Tenant hereby grants and assigns to the Landlord, all rights to such damages or compensation.  Nothing contained herein shall be construed to prevent the Tenant from prosecuting in any condemnation proceedings a claim for relocation expenses non-permanent alterations and trade fixtures as described in Section 5.2 provided that such action shall not affect the amount of compensation otherwise recoverable by the Landlord from the taking authority pursuant to the preceding sentence.

10.                                 Default.

10.1                           Tenant’s Default.  Each of the following shall constitute an Event of Default:

(a)                                  Failure on the part of the Tenant to pay the Annual Fixed Rent, Additional Rent or other charges for which provision is made herein on or before the date on which the same become due and payable, if such condition continues for ten (10) days after the same are due.

(b)                                 Failure on the part of the Tenant to perform or observe any other term or condition contained in this Lease and/or failure to continuously occupy the Property for a period in excess of forty-five (45) days, if the Tenant shall not cure such failure within forty-five (45) days after notice from the Landlord to the Tenant thereof, provided that in the case of breaches of obligations under this Lease which are susceptible to cure but cannot be cured within forty-five (45) days through the exercise of due diligence, so long as the Tenant commences such cure within forty-five (45) days, such breach remains susceptible to cure, and the Tenant diligently pursues such cure, such breach shall not be deemed to create an Event of Default.

(c)                                  The taking of the estate hereby created on execution or by other process of law; or a judicial declaration that the Tenant is bankrupt or insolvent according to law; or any assignment of the property of the Tenant for the benefit of creditors; or the appointment of a receiver, guardian, conservator, trustee in bankruptcy or other similar officer to take charge of all or any substantial part of the Tenant’s property by a court of competent jurisdiction; or the filing of an involuntary petition against the Tenant under any provisions of the bankruptcy act now or hereafter enacted; the filing by the Tenant of any voluntary petition for relief under provisions of any bankruptcy law now or hereafter enacted and with respect to any of the above commenced or instituted against the Tenant, the failure of Tenant to stay or discharge same within ninety (90) days thereafter.

If an Event of Default shall occur, then, in any such case, whether or not the Term shall have begun, the Landlord lawfully may, immediately or at any time thereafter, give notice to the Tenant specifying the Event of Default and this Lease shall come to an end on the date specified therein as fully and completely as if such date ware the date herein originally fixed for the expiration of the Lease Term, and the Tenant will then quit and surrender the Premises to the Landlord, but the Tenant shall remain liable as hereinafter provided.

10.2                           Damages.  In the event that this Lease is terminated, the Tenant shall pay punctually to the Landlord all the sums including, but not limited to, Annual Fixed Rent and Additional Rent (Periodic Payments) and perform all the obligations which the Tenant covenants in this Lease to and to perform in the same manner and to the same extent and at the same time as if this Lease had not been terminated.  In calculating the amounts to be paid by the Tenant under the foregoing covenant, the Tenant shall be credited with the net proceeds of any rent obtained by reletting the Premises, after deducting all the Landlord’s expenses in connection with such reletting, including, without limitation, all repossession costs, brokerage commissions, reasonable fees for legal services and expenses of preparing the Premises for such reletting.  The Tenant shall also be entitled to credit against the last Periodic Payment which would otherwise become due for the amount, if any, paid to the Landlord as damages awarded to Landlord as a result of any action commenced against the Tenant to enforce this Lease.  The Landlord may (i) relet the Premise, or any part or parts thereof, for a term or terms which may, at the Landlord’s option, exceed or be equal to or less than the period which would otherwise have constituted the balance of the Term, and may grant such concessions and free rent as the Landlord in its reasonable commercial judgment considers advisable or necessary to relet the same and (ii) make such alterations, repairs and improvements in the Premises as the Landlord in its reasonable commercial judgment considers advisable or necessary to relet the same.  No action of the Landlord in accordance with the foregoing or failure to relet or to collect rent under reletting shall operate to release or reduce the Tenant’s liability.  The Landlord shall be entitled to seek to rent other properties of the Landlord prior to reletting the Premises.  The Landlord shall make reasonable efforts to mitigate its damages upon the occurrence of an Event of Default by Tenant.

10.3                           Landlord’s Default.  In the event of the failure on the part of the Landlord to perform or observe any term or condition contained in this Lease or the Agency Lease, and if the Landlord shall not cure such failure within forty-five (45) days after notice from the Tenant to the Landlord thereof (provided that in the case of breaches or obligations under this Lease which are susceptible to cure but cannot be cured within forty-five (45) days through the exercise of due diligence, so long as the Landlord commences such cure within forty-five (45) days, such breach remains susceptible to cure and the Landlord diligently pursues such cure, such breach shall not be deemed to create an event of default by Landlord), Tenant may exercise such remedies as may exist at law or equity as a result of such event of default by the Landlord.  Nothing contained in this Section 10.3 shall be deemed to extend those time periods or require any additional notices to the Landlord under Section 9.2.

10.4                           Cumulative Rights.  The specific remedies to which a party may resort under the terms of this Lease are cumulative and are rot intended to be exclusive of any other remedies or means or redress to which it may be lawfully entitled in case of any breach or threatened breach by the other party of any provisions of this Lease.  In addition to the other remedies provided in this Lease, a party shall be entitled to the restraint by injunction of the violation or attempted or threatened violation of any of the covenants, conditions or provisions of this Lease or to a decree compelling specific performance of any such covenants, conditions or provisions.  Nothing contained in this Lease shall limit or prejudice the right of the Landlord to prove for and obtain in proceedings for bankruptcy, insolvency or like proceedings by reason of the termination of this Lease, an amount equal to the maximum allowed by any statute or rule or law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount be greater, equal to, or less than the amount of the loss or damages referred to above.

10.5                           Landlord’s or Tenant’s Self-help.  If a party shall at any time default in the performance of any obligation under this Lease, the other party shall have the right, but not the obligation, upon reasonable, but in no event more than ten (10) days’, notice to such other party (except in case of emergency in which case no notice need be given), to perform such obligation.  A party may exercise its rights under this Section without waiving any other of its rights or releasing the other party from any of its obligations under this Lease.  Nothing herein shall permit Tenant to set off from monies due Landlord contrary to the provisions of Section 3.6.

10.6                           Enforcement Expenses.  A non-complying party shall promptly reimburse the other party for all costs and expenses, including without limitation reasonable legal fees, incurred by such other party in exercising and enforcing its rights under this Lease following the failure of such non-complying party to comply with its obligations hereunder, whether or not such failure constitutes an Event of Default on the part of the non-complying party.

10.7                           Late Charges and Interest on Overdue Payments.  In the event that any payment of Annual Fixed Rent of Additional Rent shall remain unpaid for a period of eight (8) days following notice by the Landlord to the Tenant that such payment is overdue, there shall become due to the Landlord from the Tenant, as Additional Rent and as compensation for the Landlord’s extra administrative costs in investigating the circumstances of late rent, a late charge of one and one-half percent (1 1/2%) of the amount overdue.  In addition, any Annual Fixed Rent and Additional Rent not paid within such eight (8) day grace period shall bear interest from the date due to the Landlord until paid at the variable rate (the “Default Interest Rate”) equal to the rate at which interest accrues on amounts not paid when due under the terms of the Landlord’s financing for the Property.

11.                                 Mortgagees’ Rights.

11.1                           Subordination.  This Lease shall at all times be subject and subordinate to any and all mortgages on the Property, so that the lien of any such mortgage shall be superior to all right hereby or hereafter vested in the Tenant, provided, however, that any mortgagee shall agree that the Tenant’s possession, use and occupancy of the Premises shall not be disturbed in the event of any foreclosure of any such mortgage unless there then exists an Event of Default by the Tenant beyond any applicable grace or cure period.

11.2                           Prepayment of Rent not to Bind Mortgagee.  No Annual Fixed Rent, or any other charge payable to the Landlord shall be paid more than thirty (30) days prior to the due date thereof under the terms of this Lease and payments made in violation of this provision shall (except to the extent that such payments are actually received by a mortgagee) be a nullity as against such mortgagee and the Tenant shall be liable for the amount of such payments to such mortgagee.

11.3                           Tenant’s Duty to Notify Mortgagee; Mortgagee’s Ability to Cure.  No act or failure to act on the part of the Landlord which would entitle the Tenant under the terms of this Lease, or by law, to be relived of the Tenant’s obligation to pay Annual Fixed Rent or Additional Rent hereunder or to terminate this Lease, shall result in a release or termination of such obligations of the Tenant or a termination of this Lease unless (i) the Tenant shall have first given written notice of the Landlord’s act or failure to act to the Landlord’s mortgagees of record, if any whose identity and address the Tenant shall have been given notice, specifying the act or failure to act on the part of the Landlord which gives basis to the Tenant’s rights, and (ii) such mortgagees, after receipt of such notice, have failed or refused to correct or cure the condition complained of within a reasonable time thereafter, which shall include a reasonable time not to exceed thirty (30) days above the cure period set forth in Section 10.3, for such mortgagee, to obtain possession of the Property if possession is necessary for the mortgagee to correct or cure the condition and if the mortgagee notifies the Tenant of its intention to take possession of the Property and correct or cure such condition.

11.4                           Estoppel Certificates.  The Tenant shall from time to time, upon not less than fifteen (15) days prior written request by the Landlord, execute, acknowledge and deliver to the Landlord a statement in writing certifying to the Landlord or independent third party, with a true correct copy of this Lease attached thereto the following facts, if true, and if untrue, the reasons therefor: (i) that this Lease is unmodified and in full force and effect (or, if there have been any modifications, that the same is in full force and effect as modified and stating the modifications); (ii) that the Tenant has no knowledge of any defenses, offsets or counter claims against its obligations to pay the Annual Fixed Rent and Additional Rent and to perform its other covenants under this Lease (or if there are any defenses, offsets, or counterclaims, setting them forth in reasonable detail); (iii) that there are no known uncured defaults of the Landlord or the Tenant under this Lease (or if there are known defaults, setting them forth in reasonable detail); (iv) the dates to which the Annual Fixed Rent, Additional Rent and other charges have been paid ; (v) the extent to which the Tenant has exercised the options set forth in Section 2.3; (vi) that Tenant has accepted, is satisfied with, and is in full possession of the Premises, including all improvements, additions, and alterations thereto required to be made by Landlord under the Lease; (vii) that the Landlord has satisfactorily complied with all of the requirements and conditions precedent to the commencement of the Term of the lease as specified in the Lease (or if there is any known non-compliance, setting it forth in reasonable detail); (viii) the Term, the Commencement Date and that Tenant has been in occupancy since the Commencement Date and paying rent since the Commencement Date; (ix) that no monetary or other considerations have been granted to Tenant by Landlord for entering into this Lease, except as specified; (x) that Tenant has no notice of a prior assignment, hypothecation, or pledge of rents or of the Lease; (xi) that the Lease represents the entire agreement between Landlord and Tenant; (xii) that no prepayment or reduction of rent and no modification, termination or acceptance of Lease will be valid as to the patty to whom such certificate is addressed without the consent of such party; (xiii) that any notice to Tenant may be given it by certified mail or registered mail, return receipt requested, or delivered, at the Premises, or at another address specified ;and (xiv) such other matters with respect to the Tenant’s occupancy and this Lease as the Landlord’s mortgagee may reasonably request.  On the Commencement Date, the Tenant shall, at the request of the Landlord, promptly execute, acknowledge and deliver to the Landlord a statement in writing that the Commencement Date has occurred, that the Annual Fixed Rent has begun to accrue and that the Tenant has taken Occupancy of the Premises.  Any statement delivered pursuant to this Section may be relied upon by any prospective purchaser or mortgagee of the Premises and shall be binding on that Tenant.

12.                                 Right of First Refusal; Purchase Option.

12.1                           Right of First Refusal.  If during the Initial Term or any Extension Term of this Lease, Landlord receives a bona fide arm’s length offer to purchase the Premises which is acceptable to Landlord (the “Offer”) from any third party (the “Transferee”), Landlord shall send a notice (herein referred to as the “Transfer Notice”) to Tenant. The Transfer No be accompanied by a copy of the Offer including the name and address of the of shall state the desire of Landlord to sell the Premises on such terms and cor Thereafter, Tenant shall have the right, which shall be non-assignable except as pr Section 7.8, to purchase the Premises at the price and upon the terms and conditions in the Offer.

If Tenant desires to exercise its option, it shall give notice (the “Counter Notice”) to that effect to Landlord within thirty (30) days after receipt of the Transfer Notice.  Such Counter Notice shall be accompanied by a cashier’s check in the amount of any deposit or down payment described in the Offer made payable to the title company set forth in the Offer (the “Title company”), or the person designated in the Offer, together with a letter acknowledging Tenant’s agreement to be bound by the terms and conditions of the Offer.  Such Counter Notice shall set forth a date not later than sixty (60) days from the service of the Counter Notice on which the closing shall be held at the office of the Title Company or at the office of the Niagara County Clerk.  Tenant’s failure to give a timely Counter Notice (or notice of its refusal to purchase) shall be deemed a waiver of its right of first refusal to purchase the Premise and Landlord may sell to the Transferee named in the Transfer Notice.  Upon the Landlord’s failure to sell to the Transferee pursuant to the terms of such Offer, this right of first refusal shall remain in effect as to any future offers, whether or not received from the same Transferee.

12.2                                 Purchase Option.  Tenant shall have the option to purchase the Premises free and clear of all liens and encumbrances other than easements and restrictions of record that do not impair the beneficial use and occupancy of the Premises by Tenant, exercisable with ninety (90) days’ prior notice, only on the tenth (10th), fifteenth (15th) and twentieth (20th) anniversary of the Commencement Date at the following applicable prices:

•                  if exercised on the tenth (10th) anniversary - $4,754,626

•                  if exercised on the fifteenth (15th) anniversary - $5,622,424

•                  if exercised on the twentieth (20th) anniversary - $6,800,666

The closing will take place within ninety (90) days of the effective date of the notice of exercise of the purchase option by Tenant.  Landlord shall at its expense, provide Tenant with a fully guaranteed tax and title search and survey redated no earlier than six (6) months from the closing date and shall deliver its bargain and sale deed with covenant against grantor’s acts with appropriate transfer tax stamps attached, conveying good and marketable title to Tenant, and if necessary for the Agency to remain in title, shall execute and deliver an assignment of the Agency Lease and PILOT Agreement to Tenant in form reasonably acceptable to the Tenant and the Agency.

13.                                 Miscellaneous.

13.1                           Contingencies & Terminations.  This Lease is subject to the Contingencies set forth on Exhibit E.

13.2                           Intentionally omitted.

13.3                           Notice of Lease.  The Tenant agrees not to record this Lease, but upon request of either party, both parties shall execute and deliver a memorandum of this Lease in form appropriate for recording or registration, an Instrument acknowledging the Commencement Date of the Term, and if this Lease is terminated before the Term expires, an instrument in such form acknowledging the date of termination.

13.4                           Notices.  Whenever any notice, approval, consent, request, election, offer or acceptance is given or made pursuant to this Lease, it shall be in writing.  Communications and payments shall be addressed, if to the Landlord, at the Landlord’s Address for Notices as set forth in Exhibit A or at such other address as may have been specified by prior notice to the Tenant; and if to the Tenant, at the Tenant’s Original Address or at such other place as may have been specified by prior notice to the Landlord.  Any communication so addressed shall be deemed duly given on the earliest of (i) the date received (ii) on the third business day following the day of mailing if mailed by registered or certified mail, return receipt requested or (iii) on the second calendar day after confirmed transmission by telecopier.  If the Landlord by notice to the Tenant at any time designates some other person to receive payments or notices, all payments or notices thereafter by the Tenant shall be paid or given to the agent designated until notice to the contrary is received by the Tenant from the Landlord.

Landlord agrees to give to Tenant, copies of all notices relating to Landlord’s non-performance given to Landlord by the Agency under the Agency Lease or PILOT Agreement and by any mortgagee with respect to the Premises, promptly upon receipt by the Landlord.

13.5                           Successors and Limitation on Liability of the Landlord.  The benefits and obligations of this Lease shall run with the land, and this Lease shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the original Landlord named herein and each successor Landlord shall be liable only for obligations accruing during the period of its ownership.

The obligations of the Landlord shall be binding upon the assets of the Landlord consisting of an equity ownership of the Property and rental received therefrom, but not upon other assets of the Landlord and neither the Tenant, nor anyone claiming by, under or through the Tenant, shall be entitled to obtain any judgment creating personal liability on the part of the Landlord or enforcing any obligations of the Landlord against any assets of the Landlord other than an equity ownership of the Property and the rentals received therefrom.  Nothing herein shall permit Tenant to set off from monies due to Landlord contrary to the provisions of Section 3.6.

13.6                           Waivers by the Landlord or Tenant.  The failure of the Landlord or the Tenant to seek redress for violation of, or to insist upon strict performance of, any covenant or condition of this Lease, shall not be deemed a waiver of such violation nor prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect of an original violation.  The receipt by the Landlord of Annual Fixed Rent or Additional Rent with knowledge of the breach of any covenant of this Lease shall not be deemed a waiver of such breach.  No provision of this Lease shall be deemed to have been waived by the Landlord, unless such waiver be in writing signed by the Landlord.  No consent or waiver, express or implied, by a party to or of any breach of any agreement or duty by the other party shall be construed as a waiver or consent to or of any other breach of the same or any other agreement or duty.

13.7                           Acceptance of Partial Payments of Rent.  No acceptance by the Landlord of a lesser sum than the Annual Fixed Rent and Additional Rent then due shall be deemed to be other than a partial installment of such rent due, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent be deemed an accord and satisfaction, and the Landlord may accept such check or payment without prejudice to the Landlord’s right to recover the balance of such installment or pursue any other remedy in this Lease provided.  The delivery of keys to any employee of the Landlord or to the Landlord’s agent or any employee thereof shall not operate as a termination of this Lease or a surrender of the Premises.

13.8                           Interpretation and Partial Invalidity.  If any term of this Lease, or the application thereof to any person or circumstances, shall to any extent be invalid or unenforceable, the remainder of this Lease, or the application of such term to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term of this Lease shall be valid and enforceable to the fullest extent permitted by law.  The titles of the Sections are for convenience only and not to be considered in construing this Lease.  This Lease contains all of the agreements of the parties with respect to the subject matter thereof and supersedes all prior dealings between them with respect to such subject matter.

13.9                           Quiet Enjoyment.  So long as the Tenant pays Annual Fixed Rent and Additional Rent, performs all other the Tenant covenants of this Lease and observes all conditions hereof, the Tenant shall peaceably and quietly have, hold and enjoy the Premises free of any claims by, through or under the Landlord.

13.10                     Brokerage.  The Tenant and Landlord represent and warrant to each other that it has had no dealings with any broker or agent and agree to hold each other harmless from any such claim.

13.11                     Surrender of Premises and Holding Over.  The Tenant shall surrender possession of the Premises on the last day of the Term and the Tenant waives the right to any notice of termination or notice to quit.  The Tenant covenants that upon the expiration or sooner termination of this Lease, it shall, without notice, deliver up and surrender possession of the Premises in the same condition in which the Tenant has agreed to keep the same during the continuance of this Lease and in accordance with the terms hereof, normal wear and tear excepted, first removing therefrom all goods, effects and fixtures of Tenant and repairing all damage caused by such removal.  Upon the expiration of this Lease or if the Premises should be abandoned by the Tenant, or this Lease should terminate for any cause, and at the time of such expiration, vacation, abandonment or termination, the Tenant or Tenant’s agents, subtenants or any other person should leave any property of any kind or character on or in the Premises in the event of termination of the Lease before expiration of the Term as a result of a court or administrative ruling in any proceeding contested by the Tenant, for more than sixty (60) days without paying rent at the rate of the Annual Fixed Rent therefor, the fact of such leaving of property on or in the Premises shall be conclusive evidence of intent by the Tenant, Tenant’s agents or subtenants, to abandon such property so left in or upon the Premises, and such leaving shall constitute abandonment of the property.

It is understood and agreed by and between the parties hereto that none of Landlord’s servants, agents or employees, have or shall have the actual or apparent authority to waive any portion of this paragraph, and except as otherwise provided in this Section 13.11, the Tenant shall have no right to leave any such property upon the Premises without the written consent of Landlord.

Landlord, its agents or attorneys, shall have the right and authority without notice to Tenant, Tenant’s agent or subtenants, or anyone else, to remove and destroy, or to sell or authorize disposal of such property abandoned or deemed abandoned hereunder, or any part thereof, without being in any way liable to the Tenant therefor.  The said property received therefor shall belong to the Landlord as compensation for the removal and disposition of said property.

Except as otherwise provided in this Section 13.11, if the Tenant fails to surrender possession of the Premises upon the expiration or sooner termination of this Lease, the Tenant shall pay to Landlord, as rent for any period after the expiration or sooner termination of this Lease an amount equal to twice the Annual Fixed Rent and the Additional Rent required to be paid under this Lease as applied to any period in which the Tenant shall remain in possession.  Acceptance by the Landlord of such payments shall not constitute a consent to a holdover hereunder or result in a renewal or extension of the Tenant’s rights or occupancy.  Such payments shall be in addition to and shall not affect or limit the Landlord’s right of re-entry, Landlord’s right to collect such damages as may be available at law, or any other rights of the Landlord under this Lease or as provided by law.

13.12                     Intentionally omitted.

13.13                     Financial Reporting.  If requested by Landlord, Tenant shall provide Landlord with financial statements of Tenant together with related statements of Tenant’s operations for Tenant’s most recent fiscal year then ended, certified to Landlord by an independent certified public accounting firm (if available) on the anniversary of the Lease.  If certified financial statements are unavailable, Tenant shall compile and deliver to Landlord substantially similar statements, attested to by Tenant or other authorized financial officer.  Landlord agrees to maintain such statements in the strictest of confidence and Landlord may provide such statements only to its mortgagee for the purposes of financing or refinancing any mortgage on the Premises and to the Agency as is required under the Agency Lease.

13.14                     Building and Premises Area.  Prior to the Commencement Date, Landlord shall deliver to Tenant a statement setting forth the rentable square feet area of the Building as computed by the Landlord’s architect.  The amounts of such area shall be deemed incorporated in this Lease.  The Annual Fixed Rent shall be computed as provided in Exhibit A.

13.15                     Counterpart Signatures.  This Lease may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Instrument.

LANDLORD:
CALAMAR ENTERPRISES, INC.
on behalf of Limited Liability Company to be
formed

By:	/s/ Kenneth M. Franasiak
Kenneth M. Franasiak, President

TENANT: SILIPOS INC.

By:	/s/ Joel E. Bickell
Joel E. Bickell, Chairman/CEO